Exhibit 23

1987 Plan Consent

We consent to the reference to our firm in Amendment No. 1 to the Registration Statement (Form S-8 No. 33-22527) pertaining to the 1987 Stock Option Plan of Nortek, Inc. and to the incorporation by reference therein of our report dated October 7, 2002, with respect to the consolidated financial statements of Nortek, Inc. included in its Current Report on Form 8-K.

/s/Ernst & Young LLP

Boston, Massachusetts November 19, 2002